Exhibit 4.3

GRAYBAR ELECTRIC COMPANY, INC.

VOTING TRUST AGREEMENT

Dated as of March 6 , 2026

THIS VOTING TRUST AGREEMENT, dated and effective as of [●], 2026, among the owners of shares of common stock, par value $1.00 per share with a stated value of $20.00 per share (the “Common Stock”), of GRAYBAR ELECTRIC COMPANY, INC., a New York corporation (the “Corporation”), who shall become parties to this Voting Trust Agreement as hereinafter provided (the “Participating Shareholders”), David A. Bender, Richard H. Harvey, William P. Mansfield and Kathleen M. Mazzarella, as voting trustees (the “Voting Trustees”), and the Corporation.

WITNESSETH:

WHEREAS, approximately 83% of the issued and outstanding shares of Common Stock of the Corporation are owned of record by the Voting Trustees, in their capacity as voting trustees under a voting trust agreement dated as of March 15, 2017, which agreement, unless extended or earlier terminated as provided therein, will terminate on March 1, 2027; and

WHEREAS, each Participating Shareholder believes it is advisable and in the best interests of the Corporation and such shareholder to enter into this Voting Trust Agreement in order to, among other things, secure continuity and stability of policy and management of the Corporation by acting together with respect to the voting on or consenting to certain matters that may be acted upon by the beneficial owners of Common Stock.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Voting Trust Agreement, the following terms shall have the respective meanings specified in this Article I.

Section 1.01 “Agent” shall mean each of the individuals, and their respective successors, appointed as an Agent of the Voting Trustees pursuant to the provisions of Section 6.01 hereof.

Section 1.02 “Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Corporation as amended from time to time.

Section 1.03   “Common Stock” shall have the meaning provided therefor in the preamble to this Agreement and may be represented by Stock Certificates or Uncertificated Shares.

Section 1.04 “Corporation” shall have the meaning provided therefor in the preamble to this Agreement and shall include its successors.

Section 1.05“Divested Subsidiary” shall have the meaning provided therefor in Section 3.02 hereof.

Section 1.06 “Non-participating Shareholders” shall mean the owners of shares of Common Stock who do not become parties to this Voting Trust Agreement.

Section 1.07 “Participating Shareholders” shall mean the owners of shares of Common Stock who have become parties to this Voting Trust Agreement pursuant to the provisions of Section 2.01 or Section 2.02(b) hereof.

Section 1.08“Register” shall have the meaning provided therefor in Section 3.01(a) hereof.

Section 1.09 “regular employee” shall mean an employee who is hired to work in an established and full-time position and is eligible for participation in all employee benefit programs.

Section 1.10 “Retirement” shall mean: (i) for employees last hired or rehired before July 1, 2015 or those who have commenced payment of retirement income under a pension allowed by the Corporation, retirement on a pension allowed by the Corporation (other than a deferred pension), and (ii) for employees last hired or rehired on or after July 1, 2015, (x) attainment of age 65 and completion of at least three years of company service, or (y) attainment of age 55 and completion of at least 20 years of company service.

Section 1.11 “Shareholders” shall mean the Participating Shareholders and the Non- participating Shareholders.

Section 1.12  “Stock Certificates” shall mean the certificates representing shares of Common Stock, whether or not the same shall have been deposited with the Voting Trustees pursuant to this Voting Trust Agreement.

Section 1.13 “2026 Voting Trust” shall mean the trust established pursuant to the provisions of this Voting Trust Agreement.

Section 1.14 “Uncertificated Shares” shall mean shares of Common Stock that are evidenced by a book-entry system maintained or caused to be maintained by the Corporation.

Section 1.15 “Voting Trust Agreement” shall mean this Voting Trust Agreement, dated as of March 6, 2026, among the Participating Shareholders, the Voting Trustees and the Corporation, as it may hereafter be amended or modified pursuant to the provisions of Section 6.02 hereof.

Section 1.16 “Voting Trust Interests” shall mean the beneficial ownership of, and the rights, duties and obligations of a Participating Shareholder with respect to, the shares of Common Stock deposited by him or her in the 2026 Voting Trust and held therein as set forth in this Voting Trust Agreement, which shall be evidenced by a book-entry system maintained or caused to be maintained by the Voting Trustees.

Section 1.17 “Voting Trustees” shall mean the persons named in the preamble to this Agreement as voting trustees and their survivors or survivor and their or his or her successors or successor, as voting trustees, appointed pursuant to the provisions of Section 5.01 hereof.

ARTICLE II

PARTICIPATION

Section 2.01 Election to Participate. Any Shareholder may elect to participate in the 2026

Voting Trust at any time prior to its expiration or termination by (i) executing and delivering a copy of this Voting Trust Agreement, either in person or by his or her duly authorized attorney-in-fact, and (ii) depositing or causing to be deposited with the Voting Trustees the shares of Common Stock beneficially owned by such Participating Shareholder, whether represented by Stock Certificates or Uncertificated Shares.

Section 2.02 Voting Trust Interests.

(a)Upon receipt by the Voting Trustees of (i) a copy of this Voting Trust Agreement duly executed by a Participating Shareholder or his or her duly authorized attorney-in- fact and (ii) the shares of Common Stock beneficially owned by such Participating Shareholder, the Voting Trustees will record such Participating Shareholder’s ownership of the Voting Trust Interests in such shares of Common Stock in the Register.

(b)Upon receipt by the Voting Trustees, on behalf of a Participating Shareholder, as the record owner of shares of Common Stock beneficially owned by such Participating Shareholder, of additional shares of Common Stock, including, but not limited to, as a result of a stock dividend or stock split or pursuant to directions given to the Corporation by such Participating Shareholder or his or her duly authorized attorney-in-fact concerning shares of Common Stock purchased pursuant to a subscription offer made to eligible employees of the Corporation or otherwise, the Voting Trustees will record such Participating Shareholder’s ownership of the Voting Trust Interests in such additional shares of Common Stock in the Register.

(c)No fractional Voting Trust Interests shall be issued by the Voting Trustees. In lieu thereof, the Voting Trustees shall deliver cash received from the Corporation as appropriate.

ARTICLE III

VOTING TRUST INTERESTS

Section 3.01 Registration and Registration of Transfer.

(a)Subject to the limitations on transfer set forth from time to time in the Certificate of Incorporation and in this Agreement, ownership of Voting Trust Interests may be transferred by complying with the instructions set forth in Section 3.01(b) hereof. Upon such transfer, the Voting Trustees will cause the transfer of ownership to be recorded in the Register.

(b)The Voting Trustees shall maintain, or cause to be maintained, a book-entry system (the “Register”) in which, subject to such reasonable regulations as they may prescribe, the Voting Trustees shall register the original ownership of Voting Trust Interests and shall register the transfer of ownership of Voting Trust Interests pursuant to the provisions of this Voting Trust Agreement. The Register shall show the name and address of each Participating Shareholder, a list of the shares of Common Stock transferred to the Voting Trustees in respect of the Voting

Trust Interests, the number of shares of Common Stock represented by such Voting Trust Interests, and the dates when each such Participating Shareholder became the owners thereof. A Participating Shareholder may request transfer of such ownership by sending a written instrument or instruments of transfer, in form satisfactory to the Voting Trustees, duly executed by the registered owner or by his or her duly authorized attorney-in-fact to the Voting Trustees at the executive offices of the Corporation. The Voting Trustees may appoint one or more transfer agents or registrars (who may be the Agents or other employees of the Corporation or a third-party) to maintain the Register pursuant to this Section 3.01(b).

(c)No service charge shall be made for any registration of transfer of ownership of any Voting Trust Interest, but the Voting Trustees may, in their sole discretion, require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

(d)Prior to receipt of a properly executed written instrument requesting transfer of Voting Trust Interests for registration of transfer on the Register, the Voting Trustees shall not be bound to recognize any equitable or other claim to or interest in any Voting Trust Interest on the part of any person other than the registered owner thereof, whether or not the Voting Trustees shall have notice of such claim or interest.

(e)The Voting Trustees may make such rules and regulations as they deem, in their sole discretion, expedient and proper concerning registration of transfer of ownership of Voting Trust Interests, and may close the Register against transfers at any time or times that the Corporation properly closes its record of shareholders against transfers of shares of Common Stock. Any record date fixed by the Corporation for the purpose of determining shareholders entitled to receive any payment or distribution shall be used by the Voting Trustees in determining Participating Shareholders entitled to receive such payment or distribution pursuant to the provisions of this Voting Trust Agreement.

(f)To the extent required by section 621 of the Business Corporation Law of the State of New York (the “BCL”) (or any successor statute), (i) a duplicate of this Voting Trust Agreement shall be filed with the office of the Corporation, (ii) this Voting Trust Agreement and the Register shall be open at all reasonable times to the inspection of Shareholders, in person or by agent or attorney, as are the records of the Corporation under section 624 of the BCL at the office of the Corporation or other place of which the Shareholders have been notified in writing and (iii) the Register may be in written form or any other form capable of being converted into written form within a reasonable time.

Section 3.02    Restrictions on Transfer.

(a)With respect to the sale, transfer, pledge or other disposition of ownership of Voting Trust Interests, the ownership of Voting Trust Interests shall be deemed to be, and shall be treated in all respects as if it is, ownership of shares of the Common Stock beneficially owned by the Participating Shareholder in respect of such Voting Trust Interests; and the Participating Shareholders, the Voting Trustees, the Corporation and all other persons shall be bound by and subject to the provisions of the Restated Certificate of Incorporation with respect to the sale, transfer, pledge, or other disposition of ownership of Voting Trust Interests or any right or interest therein in all respects as if the ownership of Voting Trust Interests was ownership of shares of Common Stock, including the options of the Corporation to purchase the Common Stock as set forth in the Corporation’s Restated Certificate of Incorporation, as amended from time to time. Participating Shareholders shall receive a written statement substantially similar to the following:

RESTRICTIONS ON TRANSFER AND RIGHT OF THE COMPANY TO PURCHASE COMMON STOCK OR VOTING TRUST INTERESTS UNDER CERTAIN CIRCUMSTANCES.

The 2026 Voting Trust Agreement provides that Voting Trust Interests issued under the Voting Trust Agreement are held by each holder under the same terms and conditions upon which Common Stock is held under the provisions of Graybar’s Restated Certificate of Incorporation, as amended from time to time. It further provides that the Voting Trustees do not need to recognize any claim of a holder of a Voting Trust Interest who has obtained a Voting Trust Interest in contravention of any of the provisions of Graybar’s Restated Certificate of Incorporation, as amended from time to time, in effect at the time.

The following is a brief summary of the provisions of the Restated Certificate of Incorporation, as amended from time to time, of Graybar Electric Company, Inc., a corporation formed under the Business Corporation Law of the State of New York, that place restrictions and limitations on the holding and sale, transfer, pledge or other disposition of Common Stock. These provisions also apply to Voting Trust Interests. This summary is qualified in its entirety by reference to a full statement of the designation, relative rights, preferences and limitations of the Common Stock, a copy of which will be furnished to you without charge upon request to Matthew W. Geekie, Senior Vice President, Secretary and General Counsel, Graybar Electric Company, Inc., P.O. Box 11607, St. Louis, Missouri 63105, telephone number (314) 573-9200 and e-mail address matthew.geekie@graybar.com.

No holder of Common Stock may sell, transfer or otherwise dispose of any shares without first offering Graybar the option to purchase those shares within 30 days after the offer for $20.00 per share.

Graybar also has the option to purchase for $20.00 per share, adjusted for dividends, the Common Stock of any shareholder who ceases to be an employee of the Corporation, or of a subsidiary Corporation for any reason other than death or Retirement allowed by the Corporation or any such subsidiary corporation at any time after termination of employment until 30 days thereafter. In the event of the death of any shareholder, Graybar has the option to purchase all or any part of the Common Stock from the estate for $20.00 per share at any time after the expiration of one year from the date of death until 30 days thereafter. As to any shares of Common Stock issued after June 13, 2024, in the event such shares are held by an employee of a subsidiary corporation that subsequently becomes a Divested Subsidiary (as hereinafter defined), Graybar has an option to purchase all the Common Stock held by such stockholder for $20.00 from the effective time that such subsidiary corporation becomes a Divested Subsidiary until the expiration of thirty (30) days after such date. As used in this paragraph, a "Divested Subsidiary" shall mean any subsidiary corporation as to which any of the following events have occurred:

(i)a change in the ownership of the subsidiary corporation in which any individual, corporation,

partnership, trust, limited liability company, association or other entity, or one or more of the foregoing, other than the corporation, another subsidiary corporation or any voting trust of the corporation (each a "Person" and collectively, "Persons"), acquires ownership of the stock of such subsidiary corporation that, together with any other subsidiary corporation stock held by such Person constitutes more than fifty percent (50%) of the total voting power of the stock of such subsidiary corporation; or

(ii)a change in the ownership of a substantial portion of the subsidiary corporation's assets which occurs on the date that any Person or Persons acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from such subsidiary corporation that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of such subsidiary corporation (and its majority owned subsidiaries) immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of subsidiary corporation’s assets: (1) a transfer to an entity that is controlled by the corporation’s stockholders immediately after the transfer, or (2) a transfer of assets by the subsidiary corporation to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation or the subsidiary corporation. For purposes of this subsection (ii), gross fair market value means the value of the assets of the subsidiary corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

If Graybar does not exercise this option by the last day of such period, the option terminates. In the past, Graybar has always exercised these options and it expects to continue to do so for the foreseeable future.

No shareholder may hypothecate or pledge Common Stock, except under an agreement of hypothecation or pledge containing provisions permitting Graybar to exercise the purchase options referred to above and to cancel the pledge of shares in the event of default upon payment of the lesser of the amount due on the pledge or the purchase price, with suitable provisions for such cancellation by the shareholder or payment of any balance to which the shareholder may be entitled. No shareholder may transfer or place any shares of Common Stock into a trust, except that Graybar will, under certain circumstances, permit a transfer or placement upon receipt of a written agreement from the trustees and the shareholder in form satisfactory to Graybar providing that the shareholder retains the right to direct the action to be taken by the trustees on any matter submitted to a vote by holders of Common Stock and permitting Graybar to exercise the options referred to above and to purchase the shares if any party other than the holder or the trustee shall claim or establish ownership of or interest in the shares and requiring the trustees to comply with all provisions of Graybar’s Restated Certificate of Incorporation, as amended from time to time, relating to the sale, transfer or other disposition of shares.

(b)Voting Trust Interests may not be exchanged for shares of Common Stock (or in lieu thereof, such number of shares of voting stock of the Corporation or any successor corporation or such other property as the registered owner of these Voting Trust Interests may be entitled to receive as the result of any recapitalization or reclassification of the Common Stock or any merger of consolidation of the Corporation into another corporation), and no such shares shall be returned to the beneficial owner thereof, prior to the termination of this 2026 Voting Trust, which will occur on March 4, 2036 unless earlier terminated in accordance with the provisions of this Voting Trust Agreement.

ARTICLE IV

CONCERNING THE PARTICIPATING SHAREHOLDERS

Section 4.01 Rights of Participating Shareholders. Except as provided in this Voting Trust Agreement, the Participating Shareholders shall have all the rights, powers and privileges of the Non- participating Shareholders, and shall be subject to and bound by the provisions of the Certificate of Incorporation to the same extent as the Non-participating Shareholders, with the same effect as if such Participating Shareholders were the record owners of shares of Common Stock in respect of their Voting Trust Interests; and the Corporation shall have the same rights with respect to the registered owners of Voting Trust Interests as are set forth in the Certificate of Incorporation with respect to the record owners of shares of Common Stock.

Section 4.02Voting.

(a)During the term of this Voting Trust Agreement, the Participating Shareholders shall have no rights, except as provided in Section 4.02(b) hereof, to vote on or consent to the election of directors of the Corporation or the ratification, approval or disapproval of any action or proposed action of the Corporation; and all such rights shall be vested in, and in their discretion be exercised by, the Voting Trustees.

(b)Notwithstanding the provisions of Section 4.02(a) hereof, the Voting Trustees shall have no right to vote on or consent to the merger or consolidation of the Corporation into another corporation, the sale of all or substantially all its assets or its dissolution and liquidation, unless Participating Shareholders with registered ownership of Voting Trust Interests representing at least 75% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement shall have consented thereto in writing or at a meeting of such Participating Shareholders duly called for such purpose pursuant to the provisions of Section 4.10 hereof.

Section 4.03Dividends.

(a)The Voting Trustees will (i) pay or cause to be paid to the registered owners of Voting Trust Interests amounts equal to any cash dividends paid to the Voting Trustees on shares of Common Stock deposited with the Voting Trustees hereunder on their behalf or (ii) from time to time deliver to the Corporation assignments and orders for payment of all such cash dividends to such Participating Shareholders.

(b)If any dividend in respect of shares of Common Stock deposited under this Voting Trust Agreement is paid in Common Stock, the Voting Trustees shall hold, subject to the terms of this Voting Trust Agreement, the shares of Common Stock that are received by them on account of such dividend; and the Voting Trustees shall record the ownership of additional Voting

Trust Interests to the registered owners of Voting Trust Interests pursuant to the provisions of Section 2.02(b) hereof.

(c)If any dividend or other distribution in respect of shares of Common Stock deposited under this Voting Trust Agreement is paid other than in cash or Common Stock, the Voting Trustees shall distribute or cause to be distributed the same among the registered owners of Voting Trust Interests ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Interests.

Section 4.04 Subscription Offers. If the Corporation shall offer to Shareholders the right to subscribe for shares of Common Stock, the Voting Trustees shall mail notice of such offer to the Participating Shareholders. Each Participating Shareholder who determines to subscribe for additional shares of Common Stock shall request the Voting Trustees to subscribe for such additional shares on his or her behalf. The Voting Trustees, upon timely receipt from any Participating Shareholder of a duly completed request, in a form satisfactory to the Voting Trustees, and the money required to pay for the shares of Common Stock subscribed for, will make such subscription and payment. Upon receipt of the shares of Common Stock so subscribed for, the Voting Trustees will record ownership of such additional Voting Trust Interests pursuant to the provisions of Section 2.02(b) hereof.

Section 4.05Employee Plans.

(a)If any Participating Shareholder, pursuant to the terms of any employee plan (including any Common Stock Purchase Plan of the Corporation, stock option plan or otherwise), shall acquire additional shares of Common Stock, such Participating Shareholder, in consideration of the mutual covenants of all Participating Shareholders, shall direct the Corporation to deposit such additional shares of Common Stock with the Voting Trustees.

(b)The Voting Trustees, upon receipt of the additional shares of Common Stock pursuant to Section 4.05(a) hereof, will record ownership of such additional Voting Trust Interests pursuant to the provisions of Section 2.02(b) hereof.

Section 4.06 Recapitalization or Reclassification of Common Stock. In the event of a recapitalization of the Corporation or reclassification of the Common Stock, the Voting Trustees shall hold, subject to the terms of this Voting Trust Agreement, shares of voting stock of the Corporation issued in respect of the Common Stock. Voting Trust Interests outstanding under this Voting Trust Agreement at the time of such recapitalization or reclassification shall remain outstanding. The term “Common Stock” as used herein shall include the voting stock received on account of such recapitalization or reclassification in respect of the Common Stock.

Section 4.07 Dissolution of the Corporation. In the event of the dissolution and liquidation of the Corporation, whether voluntary or involuntary, the Voting Trustees as the owners of record shall receive the money, securities, rights or property to which the beneficial owners of Common Stock are entitled in respect of the shares of Common Stock deposited under this Voting Trust Agreement and shall distribute or cause to be distributed the same among the registered owners of the Voting Trust Interests ratably in accordance with the number of shares of Common Stock represented by their respective ownership of Voting Trust Interests.

Section 4.08 Reorganization of the Corporation. In the event the Corporation is merged or consolidated into another corporation, the Voting Trustees shall, depending on the terms of the agreement authorizing such transaction, either (i) receive and hold under the terms of this Voting Trust Agreement any shares of voting stock of the successor corporation received on account of such merger or consolidation in respect of the shares of Common Stock deposited under this Voting Trust Agreement (in which case Voting Trust Interests issued and outstanding under this Voting Trust Agreement at the time of such merger or consolidation shall remain outstanding and the terms “Common Stock” and “Corporation” as used herein shall include any shares of voting stock of the successor corporation received on account of such merger or consolidation in respect of shares of Common Stock of the Corporation and such successor corporation, respectively) and distribute or cause to be distributed any money, other securities, rights or property so received among the registered owners of Voting Trust Interests ratably in accordance with the number of shares of Common Stock represented by their respective ownership of Voting Trust Interests, or (ii) distribute or cause to be distributed such voting stock, together with any money, other securities, rights or property so received, among the registered owners of Voting Trust Interests ratably in accordance with the number of shares of Common Stock represented by their respective ownership of Voting Trust Interests.

Section 4.09Return of Common Stock.

(a)Upon termination of the 2026 Voting Trust as provided in Section 6.03 hereof, the Voting Trustees will mail notice of such termination to the Participating Shareholders. From the date of termination specified in such notice, each owner of Voting Trust Interests shall have no rights under this Voting Trust Agreement other than the right to receive Uncertificated Shares representing the number of shares of Common Stock deposited with the Voting Trustees hereunder on his or her behalf (or into which such Common Stock may have been converted into as provided herein). Anything in the foregoing to the contrary notwithstanding, any Participating Shareholder may authorize and direct the Voting Trustees to transfer the shares of Common Stock (or into which such Common Stock may have been converted into as provided herein) deposited with the Voting Trustees hereunder for his or her account to the voting trustees of a new voting trust established as a successor to the 2026 Voting Trust, in which case such Participating Shareholder shall have no further rights under this Voting Trust Agreement.

(b)Shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement that are not delivered to Participating Shareholders pursuant to the provisions of Section 4.09(a) hereof within 60 days from the termination of the 2026 Voting Trust shall be deposited with the Corporation and any Participating Shareholder entitled to receive shares of Common Stock (or into which such Common Stock may have been converted into as provided herein) in return for Voting Trust Interests shall thereafter look only to the Corporation for distribution thereof, and all liability of the Voting Trustees with respect thereto shall thereupon cease.

Section 4.10Meetings of Participating Shareholders.

(a)A meeting of Participating Shareholders may be called at any time and from time to time for any of the following purposes:

(i)to consent to the amendment of this Voting Trust Agreement pursuant to the provisions of Section 6.02 hereof, or to the termination or extension of the 2026 Voting Trust pursuant to the provisions of Section 6.03 hereof;

(ii)to consider authorizing the Voting Trustees to vote on the merger or consolidation of the Corporation into another corporation, the sale of all or substantially all its assets, or its liquidation and dissolution as provided in Section 4.02(a); and

(iii)to remove any one or more of the Voting Trustees pursuant to Section 5.01(d) hereof.

(b)A meeting of the Participating Shareholders may be called by one or more of the Voting Trustees or by the registered owners of Voting Trust Interests constituting beneficial ownership of at least 40% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement.

(c)Meetings of the Participating Shareholders shall be held at the executive offices of the Corporation or at such other place designated in the notice of such meeting. Notice of every such meeting, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed by the Voting Trustees, not less than 20 nor more than 60 days prior to the date fixed for the meeting, to the Participating Shareholders at their addresses as shown on the Register. Participating Shareholders may vote by proxy at any such meeting.

(d)Any action permitted to be taken at a meeting of Participating Shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, shall be signed by Participating Shareholders holding Voting Trust Interests constituting beneficial ownership of the minimum number of shares of Common Stock necessary to approve such action under the provisions of this Voting Trust Agreement.

ARTICLE V

CONCERNING THE VOTING TRUSTEES

Section 5.01Appointment and Qualification; Vacancies.

(a)Each of David A. Bender, Richard H. Harvey, William P. Mansfield and Kathleen M. Mazzarella is hereby named and appointed a Voting Trustee of the 2026 Voting Trust, to hold such office until his or her resignation or earlier disqualification, removal from office or death.

(b)No person shall be qualified to be named and appointed a Voting Trustee, and no person shall continue to hold his or her appointment as a Voting Trustee, unless such person is a regular employee of the Corporation. Any Voting Trustee who shall at any time cease to be a regular employee of the Corporation for any cause, including Retirement, shall thereupon cease to be a Voting Trustee without any action being taken hereunder.

(c)Any Voting Trustee may at any time resign by giving written notice to the other Voting Trustees and to the Corporation.

(d)The Participating Shareholders may at any time remove any Voting Trustee from office by vote at a meeting by Participating Shareholders holding Voting Trust Interests constituting beneficial ownership of at least 66 2/3% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement and by delivering notice thereof to the other Voting Trustees and the Corporation.

(e)Vacancies in the office of Voting Trustee occurring as a result of the resignation or earlier disqualification, removal from office or death of one or more of the Voting Trustees named in Section 5.01 hereof or a successor Voting Trustee appointed pursuant to the provisions of this Section 5.01(e) shall be filled by the action of a majority of the remaining Voting Trustees then in office; provided, however, that in the event that at any time there shall be less than three Voting Trustees in office, the vacancies shall be filled by the Board of Directors of the Corporation. Any Voting Trustee who has been removed by the Participating Shareholders pursuant to Section 5.01(d) hereof shall not thereafter be appointed a Voting Trustee without the vote at a meeting by Participating Shareholders holding Voting Trust Interests representing at least 66 2/3% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement. Any appointment of a successor Voting Trustee shall become effective upon acceptance by the successor Voting Trustee.

Section 5.02Rights and Powers.

(a)The Voting Trustees (i) shall surrender the shares of Common Stock deposited with them under this Voting Trust Agreement to the Corporation for cancellation, and

(ii) shall request the Corporation to record and issue shares of Common Stock in the names of the Voting Trustees representing the aggregate number of shares of Common Stock so surrendered and canceled. The Voting Trustees thereupon, as the record owners of such Common Stock, (x) shall have and may in their sole discretion exercise all rights, subject to the provisions of Section 4.02(a) hereof, to vote on or consent to the election of directors of the Corporation or the ratification, approval or disapproval of any action or proposed action of the Corporation and (y) shall be entitled to receive all dividends, payments and distributions in respect of the shares of Common Stock deposited hereunder, subject to the provisions of Article IV hereof.

(b)In exercising the rights granted in clause (x) of Section 5.02(a) hereof, the Voting Trustees shall exercise their best judgment from time to time (i) in securing the election of suitable directors for the Corporation, to the end that its business and affairs properly shall be managed, and (ii) in voting on or consenting to other matters.

(c)Any action required or permitted to be taken by the Voting Trustees may be taken with or without a meeting by the vote or written consent of a majority of the Voting Trustees.

(d)The Voting Trustees may be, and may vote for themselves as, members of the Board of Directors of the Corporation. No person shall be disqualified from acting as a Voting Trustee by reason of any personal interest, either direct or indirect, in the Corporation and any

Voting Trustee or affiliate of a Voting Trustee may deal with the Corporation as fully as though he or she were not a Voting Trustee.

Section 5.03Limitation on Liability; Indemnification.

(a)The Voting Trustees will exercise their reasonable best judgment in exercising the rights and powers and in performing the duties and obligations set forth in this Voting Trust Agreement. The Voting Trustees may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys (including, without limitation, Agents, transfer agents or registrars) and the Voting Trustees shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by the Voting Trustees hereunder. No Voting Trustee or agent or attorney of such Voting Trustee (including, without limitation, Agents, transfer agents and registrars) will incur any liability with respect to any action taken or omitted by him or her in good faith and believed by him or her to be authorized or within the discretion or rights or powers conferred upon the Voting Trustees or such agents or attorneys by this Voting Trust Agreement. The Voting Trustees and their agents and attorneys (including, without limitation, Agents, transfer agents and registrars) shall not be liable to the Participating Shareholders or the Corporation except for their individual willful misconduct.

(b)No provisions of this Voting Trust Agreement shall be construed to relieve any Voting Trustee or any such agent or attorney of such Voting Trustee from liability for his or her own willful misconduct. No Voting Trustee shall be liable with respect to misconduct or negligence of any other Voting Trustee. The duties and obligations of the Voting Trustees shall be determined solely by the express provisions of this Voting Trust Agreement and no Voting Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth in this Voting Trust Agreement, and no implied covenants or obligations shall be read into this Voting Trust Agreement against the Voting Trustees.

(c)The Corporation covenants and agrees, and in the event the Corporation shall not do so for any reason whatsoever the Participating Shareholders in consideration of the Voting Trustees having agreed to serve in that capacity for the benefit of the Participating Shareholders covenant and agree ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Interests, to the fullest extent permitted by applicable law to indemnify each Voting Trustee and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) for, and to hold such Voting Trustee harmless against, any tax, loss, liability, judgment, claim, fine, penalty or expense incurred for any reason other than his or her own individual willful misconduct, arising out of or in connection with the acceptance or administration of the 2026 Voting Trust and the performance of his or her duties and obligations hereunder and the exercise of his or her rights and powers hereunder, including the costs and expenses of defending against any claim of liability. The obligations under this Section 5.03(c) of the Corporation and the Participating Shareholders to indemnify each of the Voting Trustees and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) shall be payable from any funds or other assets held by the Voting Trustees hereunder for the account of the Corporation or the Participating Shareholders, as the case may be.

(d)The Voting Trustees may consult with counsel, who may be counsel to the Corporation, and the written advice or opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Voting Trustees hereunder in good faith and in reliance thereon.

(e)The Voting Trustees may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper believed to be genuine and to have been signed or presented by the proper party or parties.

Section 5.04Compensation and Expenses.

(a)Subject to Section 5.04(b), the Voting Trustees shall not be entitled to receive any compensation for their services as Voting Trustees hereunder.

(b)The Corporation covenants and agrees, and in the event the Corporation shall not do so for any reason whatsoever, the Participating Shareholders in consideration of the Voting Trustees having agreed to serve in that capacity for the benefit of the Participating Shareholders covenant and agree ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Interests, to pay or reimburse the Voting Trustees upon request for all reasonable expenses, disbursements or advances incurred or made by the Voting Trustees in accordance with any of the provisions of this Voting Trust Agreement (including the reasonable compensation and expenses and disbursements of their counsel and any agents or attorneys (including, without limitation, Agents, transfer agents or registrars) acting for the Voting Trustees) except any such expense, disbursement or advance as may arise from the willful misconduct of the Voting Trustees. The obligations under this Section 5.04(a) of the Corporation and the Participating Shareholders to pay or reimburse the Voting Trustees for expenses, disbursements and advances shall be payable from any funds or other assets held by the Voting Trustees hereunder for the account of the Corporation or the Participating Shareholders, as the case may be.

ARTICLE VI

MISCELLANEOUS

Section 6.01Appointment of Agents.

(a)The Agents shall have full power and authority to perform any of the acts set forth in Article III of this Voting Trust Agreement and to exercise any power properly delegated to such Agent by one or more of the Voting Trustees in connection therewith.

(b)No person shall be named and appointed an Agent, and no person shall continue to hold his or her appointment as an Agent, unless such person is a regular employee of the Corporation. Any Agent who shall at any time cease to be a regular employee of the Corporation for any cause, including Retirement, shall thereupon cease to be an Agent without any action being taken hereunder.

(c)Any Agent may at any time resign by giving written notice to the Voting Trustees and to the Corporation, and the Voting Trustees may at any time remove any Agent with or without cause by delivering to the Agent and the Corporation written notification to that effect.

Section 6.02 Amendment. This Voting Trust Agreement may be amended or modified at any time and from time to time by an instrument or instruments in writing executed by the Corporation and at least a majority of the Voting Trustees and consented to by Participating Shareholders holding Voting Trust Interests constituting beneficial ownership of at least 75% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement.

Section 6.03Termination or Extension.

(a)Unless sooner terminated as provided in Section 6.03(a) hereof or extended as provided in Section 6.03(c) hereof, the 2026 Voting Trust will terminate on March 5, 2036.

(b)The 2026 Voting Trust may be terminated at any time by the affirmative vote of at least a majority of the Voting Trustees or of Participating Shareholders holding Voting Trust Interests constituting beneficial ownership of at least 75% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement.

(c)Provided that the 2026 Voting Trust has not been terminated theretofore, at any time within six months prior to the termination of the 2026 Voting Trust pursuant to the provisions of Section 6.03(a) hereof or, if the 2026 Voting Trust shall have been extended pursuant to the provisions of this Section 6.03(c), then within six months prior to such extended termination date, one or more Participating Shareholders may, by agreement in writing with the Voting Trustees and the Corporation, extend the duration of the 2026 Voting Trust for an additional period not to exceed ten years. Such agreement to extend the duration of the 2026 Voting Trust shall not be binding upon any Shareholder who is not a party thereto.

Section 6.04 Notices. All notices, consents, requests, instructions and other communications provided for herein shall be in writing and shall be deemed to have been sufficiently given or served, for all purposes, if given or served:

(i)to the Participating Shareholders, at their respective addresses as shown on the Register;

(ii)to the Voting Trustees, addressed to the Voting Trustees, c/o Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, Missouri 63105- 3882, if delivered other than by mail, or P.O. Box 11607, St. Louis, Missouri 63105, if by mail; and

(iii)to the Corporation, addressed to Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, Missouri 63105-3882, if delivered other than by mail, or P.O. Box 11607, St. Louis, Missouri 63105, if by mail.

or at such other address as shall be furnished by any party hereto to the other parties in such manner.

Section 6.05 Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 6.06 Counterparts.  This Voting Trust Agreement, and any document or instrument executed and delivered pursuant to the provisions of this Voting Trust Agreement may be executed by each Participating Shareholder, the Voting Trustees and the Corporation in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts shall together constitute but one and the same instrument.

Section 6.07 Governing Law. This Voting Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Voting Trust Agreement.

Section 6.08 Severability. Any provision of this Voting Trust Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and the offending provision shall be reformed, to the extent necessary, to effectuate the original intent of the parties.

Section 6.09 Headings; Table of Contents. The headings and the table of contents in this Voting Trust Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Trust Agreement as of the date first written above.

.

David A. Bender

Richard H. Harvey

William P. Mansfield

Kathleen M. Mazzarella

GRAYBAR ELECTRIC COMPANY, INC.

By:

Kathleen M. Mazzarella

PARTICIPATING SHAREHOLDERS

By:

T. M. Probst, As Attorney-in-Fact for each of the individuals named on Schedule A annexed hereto

Schedule A